Exhibit 2.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Common Shares

General

We are a corporation (sociedade anônima) of indefinite term incorporated under the laws of Brazil, having our registered office in the city of São Paulo, state of São Paulo, at Avenida Brigadeiro Faria Lima, 4,100 – 16th floor, room 1, ZIP Code 04538-132, Brazil, enrolled with the Brazilian taxpayers’ registry (Cadastro Nacional de Pessoas Jurídicas – CNPJ) under No. 50.746.577/0001-15. We were incorporated on July 8, 1966. We are governed by the laws of Brazil, as well as by our by-laws.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our by-laws, which are included as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2024 (the “Annual Report on Form 20‑F”), as well as to the legislation and regulations applicable to companies and the Brazilian capital market currently in effect. We encourage you to read the by-laws for additional information. Capitalized terms used and not defined hereinafter shall have the meanings ascribed to them throughout the Annual Report on Form 20-F.

Capital Stock

As per Article 5 of our bylaws, the capital stock of Cosan, fully subscribed and paid in, is of R$8,182,738,100.99, divided into 1,866,570,932 registered common shares, with no par value. The capital stock of Cosan will be represented solely by common shares, and each common share will be entitled to one vote on the resolutions to be adopted by the shareholders.

Cosan is authorized to increase its capital stock, regardless of an amendment to our bylaws, in up to nine billion reais (R$9,000,000,000.00), upon a resolution of its board of directors, which will establish the terms of issuance, including the price and payment. The board of directors may also approve the issuance of warrants (bonus de subscrição) and convertible debentures, as well as capitalization of profits of reserves, whether or not by issuing bonus shares, within the limits of the authorized capital.

The board of directors of Cosan may grant stock purchase or subscription options, under the plan or programs approved at the shareholders’ meeting, to the managers and employees of Cosan, as well as to managers and employees of other companies directly or indirectly controlled by Cosan, without preemptive rights to the shareholders at the time of either grant or exercise of such options, subject to the balance of the authorized capital limit at the time of exercise of subscription options, analyzed together with the balance of treasury shares at the time of exercise of purchase options.

Corporate Purpose

As per Article 3 of the our bylaws, our corporate purposes are to (1) import, export, produce and trade sugar, ethanol, sugarcane, and other sugar byproducts; (2) distribute fuels in general and trade oil byproducts; (3) establish fuel supply stations, purchase and sell oil-derived fuels and lubricants; (4) provide logistics and port services, as well as technical, administrative and financial advisory services; (5) any type of transportation of passengers and cargo, including inland navigation, river and lake ferries; (6) produce and trade electricity, live steam, steam escape and other electricity co-generation byproducts; (7) farming and livestock activities in proprietary or third-party-owned lands; (8) import, export, handle, trade, produce, store, load or unload fertilizers and other agricultural inputs; (9) manage on its own account or through third parties assets and property and may lease, receive and grant in partnership, rent and lease furnishings, properties and equipment in general; (10) render technical services related to the activities mentioned above; (11) hold equity interest in other companies; and (12) processing and trading of fuel gases.

The development of activities by the companies that Cosan holds direct or indirect interest in any type considers the following factors: (1) the short- and long-term interests of Cosan and its shareholders, and (2) the short and long‑term economic, social, environmental and legal effects on its employees, suppliers, partners, clients and other creditors, as well as on the communities in which Cosan operates, both locally and globally.

Dividends

Our bylaws require that we distribute annually to our shareholders a mandatory minimum dividend, which we refer to as the mandatory dividend, equal to at least 25% of our net income after taxes, after certain deductions, including accumulated losses and any amounts allocated to employee and management participation, any amount allocated to our legal reserve, any amount allocated to our special reserve, any amount allocated to the contingency reserve and any amount written off with respect to the contingency reserve accumulated in previous fiscal years, in each case in accordance with Brazilian law.

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However, the Brazilian Corporation Law permits a company to suspend the mandatory distribution of dividends if its board of directors reports to the shareholders’ meeting that the distribution would be incompatible with the financial condition of the company, subject to approval by the shareholders’ meeting and review by the fiscal council. In addition, our management must submit a report to the CVM clarifying the reasoning for any such non-payment. Net income not distributed due to such a suspension must be attributed to a separate reserve and, if not absorbed by subsequent losses, must be paid as dividends as soon as the financial situation of the company permits.

The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the requirements of the Brazilian Corporation Law. In addition, amounts arising from tax incentive benefits or rebates are appropriated to a separate capital reserve in accordance with the Brazilian Corporation Law. This investment incentive reserve is not normally available for distribution, although it can be used to absorb losses under certain circumstances or be capitalized. Amounts appropriated to this reserve are not available for distribution as dividends.

The Brazilian Corporation Law permits a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by its shareholders. We may prepare financial statements semiannually or for shorter periods. Our board of directors may declare a distribution of dividends based on the profits reported in semiannual financial statements. Our board of directors may also declare a distribution of interim dividends or interest based on profits previously accumulated or in profits reserve, which are reported in such financial statements or in the last annual financial statement approved by resolution taken at a shareholders’ meeting. The board of directors may also declare dividends based on financial statements prepared for interim periods; provided that the total amount of dividends paid in each semester does not exceed the amounts accounted for in our capital reserve account set forth in paragraph 1 of Article 182 of the Brazilian Corporation Law and any dividends that fail to be claimed within a period of three years will revert to Cosan.

In general, Non-Resident Holders must register their equity investment with the Brazilian Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside of Brazil. The common shares underlying the Cosan ADSs are held in Brazil by the custodian, as agent for the Depositary, which is the registered owner on the records of the registrar for our shares.

Payments of cash dividends and distributions, if any, are made in reais to the custodian on behalf of the Depositary, which then converts such proceeds into U.S. Dollars and causes such U.S. Dollars to be delivered to the Depositary for distribution to holders of Cosan ADSs. In the event that the custodian is unable to convert immediately the foreign currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of Cosan ADSs may be adversely affected by devaluations of the Brazilian currency that occur before the dividends are converted. Under the Brazilian Corporation Law, dividends paid to Non-Resident Holders will not be subject to Brazilian withholding tax; however, it is not clear under Brazilian law whether such withholding income tax exemption is also applicable to dividends distributed to holders of Cosan ADSs abroad.

Brazilian law allows the payment of dividends solely in reais, limited to the unappropriated retained earnings in our financial statements prepared in accordance with IFRS.

Rights of Holders of Common Shares

Each of our common shares entitles its holder to one vote per common share at our annual or extraordinary general shareholders’ meetings (assembleia geral ordinária or assembleia geral extraordinária). Pursuant to our bylaws and its B3 listing agreement in connection with the listing of the common shares on the Novo Mercado, we cannot issue shares without voting rights or with restricted voting rights. As long as we are listed on the Novo Mercado, we may not issue preferred shares. In addition, our bylaws and the Brazilian Corporation Law provide that holders of common shares of Cosan are entitled to dividends or other distributions made in respect of common shares of Cosan in accordance with their respective participation in Cosan’s capital. See “—Dividends.” In addition, in the event of our liquidation and following the payment of all our outstanding liabilities, holders of common shares of Cosan are entitled to receive their pro rata interest in any remaining assets, in accordance with their respective participation in our capital. The shareholders have preemptive rights to subscribe for new shares issued by us, pursuant to the Brazilian Corporation Law, but are not obligated to subscribe for future capital increases.

Pursuant to the Novo Mercado Rules and the Brazilian Corporation Law, common shares of Cosan have tag-along rights which enable their holders, upon the sale of a controlling interest in us, to receive in exchange for their shares 100% of the price paid per common share for the controlling block.

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Pursuant to the Brazilian Corporation Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of: (1) the right to participate in the distribution of net income; (2) the right to participate equally and proportionally in any residual assets in the event of liquidation of our company; (3) preemptive rights in the event of issuance of new shares, convertible debentures or subscription warrants, except in some specific circumstances under the Brazilian Corporation Law; (4) the right to hold our management accountable in accordance with the provisions of the Brazilian Corporation Law; and (5) the right to withdraw from us in the cases specified in the Brazilian Corporation Law, including merger or consolidation, which are described in “—Right of Withdrawal” and “—Redemption.”

Neither our bylaws, nor the Brazilian Corporation Law, contain any restriction on voting by Non-Resident Holders of common shares of Cosan.

Pursuant to our bylaws, every shareholder, group of shareholders or holders of ADSs that holds, acquires or becomes the owner, directly or indirectly, of 2.5%, 5.0%, 7.5% or 10.0% (and successively upon 2.5% increments) or more of the total shares of our capital stock, is required to inform us of the total amount of shares, or rights of shares, owned.

Public Tender Offer upon Sale of Control

The direct or indirect disposal of controlling interest in Cosan in a single transaction or series of successive transactions must be agreed upon under a condition that the acquirer will make a tender offer to purchase the shares issued by Cosan and owned by the remaining shareholders, subject to the terms of, and within the time limits prescribed by, prevailing regulation and legislation and the Novo Mercado Regulation, so that the holders of such remaining shares may receive the same treatment as accorded to the seller pursuant to Article 254-A of the Brazilian Corporation Law and Articles 37 and 38 of the Novo Mercado Rules and Article 36 of our bylaws.

Our Bylaws contain a provision stating that any shareholder that acquires or becomes the owner, directly or indirectly, of our capital stock corresponding to 10%, until January 31, 2028, and 15% as from February 1, 2028, or more of the total shares of our capital stock, whether by means of a single transaction or through several transactions, must make or apply for registration of, as the case may be, a tender offer to purchase all shares of our capital stock of Cosan, subject to the provisions of the applicable regulations issued by the CVM and Novo Mercado Regulation and Article 37 of our bylaws.

Allocation of Net Income

Together with the financial statements for the fiscal year, the board of directors will submit to the Annual Shareholders’ Meeting the proposed allocation of net income, in compliance with the provisions of law and Cosan Bylaws.

The shareholders will be entitled to receive as dividends each year a mandatory minimum percentage of twenty five percent (25%). Pursuant to Brazilian Corporation Law, our net income may be allocated to income reserves and to the distribution of dividends. For purposes of Brazilian Corporation Law, net income is defined as a period’s result minus accumulated losses from previous years, income and social contribution tax provisions and any other amounts allocated for the payment of profit sharing authorized in our bylaws to employees and management.

Under the Brazilian Corporation Law, payment of the mandatory dividend is not required if the board of directors has formally declared such distribution to be inadvisable in view of our financial condition and has provided the shareholders at the annual general shareholders’ meeting with an opinion to that effect, which has been reviewed by our fiscal council. In addition, our management must submit a report to the CVM within five days following said meeting clarifying the reasoning for any such non-payment. See “—Dividends.”

Preemptive Rights

Our shareholders have a general preemptive right to subscribe for our shares in any capital increase of the same class of shares owned by them, pro rata to their interest in our capital stock at the time of the capital increase, except in the event of a grant or assignment of any option to acquire or subscribe to our common shares.

While our shareholders also have preemptive rights to subscribe for convertible debentures and subscription warrants, no preemptive rights apply to actual conversions of debentures, acquisitions of common shares from subscription of warrants and the offer and exercise of call options. In accordance with Brazilian Corporation Law, a period of at least 30 days following the publication of a notice of issuance of shares, convertible debentures or subscription warrants is granted for the exercise of preemptive rights, which rights may be transferred or disposed of for value. However, in accordance with Article 172 of Brazilian Corporation Law, our board of directors may refuse the granting of preemptive rights, or reduce the exercise period, with respect to the issue of new shares, convertible debentures and subscription warrants, up to the maximum limit of our authorized capital stock, if the placement of those shares, debentures or warrants occurs through a stock exchange sale or a public offering, in a public tender offer, with the objective of acquiring control of another company.

Our shareholders are not entitled to preemptive rights to subscribe for our shares or our subscription bonus issued and placed through the trade on a stock exchange or a public subscription or the acquisition of shares made in the context of a public offer for acquisition of control.

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Arbitration

In accordance with the regulations of the Novo Mercado and our bylaws, Cosan, its shareholders, executive officers, directors and fiscal council members are required to resolve through arbitration any disputes or controversies, including those related to or arising out of the application, validity, effectiveness, interpretation and violation, among others, of the provisions of the Brazilian Corporation Law, Law No. 6,385/76, our bylaws, the rules published by the CMN, the Brazilian Central Bank, the CVM and other rules applicable to the Brazilian capital markets in general, as well as those set forth in the Novo Mercado Listing Regulations, in the Novo Mercado Listing Agreement and in other rules issued by the B3, and such arbitration is the exclusive means to settle such disputes with Cosan’s shareholders. As the holders of Cosan ADSs are not direct shareholders of Cosan, these arbitration requirements do not apply to such Cosan ADS holders; however, because the Depositary is a holder of common shares of Cosan, it would be bound by these mandatory arbitration provisions if it sought to exercise remedies against Cosan under Brazilian law.

Liquidation

Cosan shall be liquidated upon the occurrence of certain events provided for in the Brazilian Corporation Law, whereupon a meeting of the shareholders shall determine the form of liquidation, electing the liquidator(s) and the members of our fiscal council, which must operate on a mandatory basis during the liquidation period.

Redemption

According to the Brazilian Corporation Law, we may redeem common shares of Cosan subject to the approval of our shareholders at an extraordinary shareholders’ meeting where shareholders representing at least 50% of the shares that would be affected are present. The share redemption may be paid with our retained earnings, income reserves or capital reserves, with the exception of the legal reserve.

If the share redemption is not applicable to all shares, the redemption will be made by lottery. If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify, on a pro rata basis, the shares to be redeemed.

Right of Withdrawal

The Brazilian Corporation Law provides that, in case any of our shareholders dissent from certain decisions taken at a shareholders’ meeting, they have the right to withdraw its equity interest from the company and to receive payment for the portion of shareholders’ equity attributable to its equity interest.

Pursuant to Brazilian Corporation Law, shareholder withdrawal rights may be exercised under the following circumstances, among others:

  to reduce the mandatory distribution of dividends;
  to merge with another company (including if Cosan is merged into one of its controlling companies) or to consolidate, except as described in the fourth paragraph following this list;
  to approve our participation in a centralized group of companies, as defined under Article 265 of the Brazilian Corporation Law, and subject to the conditions set forth therein, except as described in the fourth paragraph following this list;
  to change our corporate purpose;
  to terminate a state of liquidation of the corporation;
  to dissolve the corporation; or
  to transfer all of our shares to another company or in order to make us a wholly owned subsidiary of such company, known as a merger of shares (incorporação de ações), except as described in the fourth paragraph following this list;
  to acquire the totality of shares of another company through a merger of shares (incorporação de ações), except as described in the fourth paragraph following this list;
  to approve the acquisition of control of another company at a price which exceeds certain limits set forth in the Brazilian Corporation Law, except as described in the fourth paragraph following this list; or
  to conduct a spin-off that results in (a) a change of our corporate purpose, except if the assets and liabilities of the spin-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) any participation in a centralized group of companies, as defined under the Brazilian Corporation Law.
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In addition, in the event that the entity resulting from incorporação de ações, or a merger of shares, a consolidation or a spin-off of a listed company fails to become a listed company within 120 days of the shareholders’ meeting at which such decision was taken, the dissenting or non-voting shareholders may also exercise their withdrawal rights.

Only holders of shares adversely affected by the changes mentioned in the first and second items above may withdraw their shares. The right of withdrawal lapses 30 days after publication of the minutes of the relevant shareholders’ meeting. We would be entitled to reconsider any action giving rise to withdrawal rights within 10 days following the expiration of such rights if the withdrawal of shares of dissenting shareholders would jeopardize Cosan’s financial condition.

The Brazilian Corporation Law allows companies to redeem their shares at their economic value, subject to certain requirements. Since our bylaws currently do not provide that our shares be subject to withdrawal at their economic value, our shares would be subject to withdrawal at their book value, determined on the basis of the last balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to withdrawal rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is of a date within 60 days of such shareholders’ meeting. In this case, Cosan must immediately pay 80% of the net worth of the shares, calculated on the basis of the most recent statement of financial position approved by its shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ meeting.

Pursuant to the Brazilian Corporation Law, in events of consolidation, merger, incorporação de ações, participation in a group of companies, and acquisition of control of another company, the right to withdraw does not apply if the shares meet certain tests relating to liquidity and dispersal of the type or class of shares on the market (they are part of the B3 Index or other stock exchange index (as defined by the CVM)). In such cases, shareholders will not be entitled to withdraw their shares if the shares are a component of a general securities index in Brazil or abroad admitted to trading on the securities markets, as defined by the CVM, and the shares held by persons unaffiliated with the controlling shareholder represent more than half of the outstanding shares of the relevant type or class.

Registration of Shares

The common shares of Cosan are held in book-entry form with Itaú Corretora de Valores S.A. Transfer of the common shares of Cosan is carried out through a debit entry on the seller’s account and a credit entry on the purchaser’s account upon (1) written request of the seller; or (2) judicial order or authorization.

Form and Transfer

Because the common shares of Cosan are in registered book-entry form, the transfer of shares is made under Article 35 of the Brazilian Corporation Law, which determines that a transfer of shares is effected by an entry made by the registrar, by debiting the share account of the transferor and crediting the share account of the transferee. Itaú Corretora de Valores S.A. performs safe keeping, share transfer and other related services for us.

Transfers of shares by a foreign investor are made in the same way and executed by that investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Brazilian Central Bank, pursuant to Resolution No. 4,373/2014 of the Brazilian Central Bank, the foreign investor, through its local agent, should also seek amendment, if necessary, of the electronic certificate of registration to reflect the new ownership.

The B3 operates a central clearing system (the Central Depositária of the B3). A holder of common shares of Cosan may choose, at its discretion, to hold our common shares through this system and all shares elected to be put into the system will be deposited in custody with the relevant stock exchange (through a Brazilian institution duly authorized to operate by the Brazilian Central Bank having a clearing account with the relevant stock exchange). The fact that those shares are subject to custody with the relevant stock exchange will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Shareholders’ Meetings

Pursuant to the Brazilian Corporation Law, our shareholders are generally empowered to take any action relating to our corporate purposes and to pass resolutions that they deem necessary. Shareholders at our annual general shareholders’ meeting, which is required to be held within the first four months of the end of each year, have the exclusive right to approve our audited financial statements and our management accounts, as well as to determine the allocation of our net income and the distribution of dividends with respect to the fiscal year ended immediately prior to the date of the relevant shareholders’ meeting. Generally (1) the installation of the fiscal council and election of its members, (2) the election of the members of our board of directors and (3) the determination of the annual compensation of our executive officers, board of directors and fiscal council are approved in the annual shareholders’ meeting, but such matters may also be approved at extraordinary shareholders’ meetings.

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An extraordinary shareholders’ meeting may be held at any time during the year, including concurrently with the annual shareholders’ meeting. The following matters, among others, may be resolved only at a shareholders’ meeting:

  amendment of our bylaws;
  election and dismissal of the members of our board of directors and fiscal council, whenever requested by our shareholders;
  approval of management accounts and of our audited financial statements on a yearly basis;
  authorization of issuance of debentures by us, except for issuances which our board of directors has been authorized to decide pursuant to a previous decision of our shareholders or authorized by our bylaws;
  suspension of the exercise of a shareholder’s rights in the event of noncompliance with the Brazilian Corporation Law or our bylaws;
  approval of valuation reports of assets offered by a shareholder to us as payment for the subscription of shares of our capital stock;
  approval of issuance of shares in excess of the limit of our authorized capital;
  determination of the annual compensation of our executive officers, board of directors and fiscal council;
  approval of any transaction involving our transformation into a limited liability company, consolidation, merger or spin-off;
  approval of any transaction involving our dissolution or liquidation, the appointment and dismissal of the respective liquidator and the official review of the reports prepared by it;
  authorization to delist from B3 Novo Mercado and to become a private company, as well as to retain a specialist firm to prepare a valuation report with respect to the value of our common shares, in such event;
  authorization to our directors and officers to petition for bankruptcy or file a request for judicial or extrajudicial restructuring;
  approval of stock option plans for managers and employees of Cosan and companies directly or indirectly controlled by Cosan, excluding shareholder preemptive rights; and
  approval of any stock splits or reverse stock splits.

Quorum

As a general rule, the Brazilian Corporation Law provides that the quorum for purposes of a shareholders’ meeting consists of the presence of shareholders representing at least 25% of our issued and outstanding shares on first call, and, if that quorum is not reached, any percentage on second call. If our shareholders meet to amend our bylaws, a supermajority quorum of shareholders representing at least two-thirds of our issued and outstanding shares shall be required on first call, and any percentage will be sufficient on second call.

A shareholder may be represented in a shareholders’ meeting by an attorney-in-fact appointed no more than one year prior to the date of the relevant shareholders’ meeting. The attorney-in-fact must be a shareholder, director or executive officer of Cosan, a lawyer or a financial institution registered by their manager.

Generally, the affirmative vote of shareholders representing at least the majority of our issued and outstanding shares present in person, or represented by proxy, at a shareholders’ meeting is required to approve any proposed action, with abstentions not taken into account. Exceptionally, according to the Brazilian Corporation Law, the affirmative vote of shareholders representing not less than one-half of our issued and outstanding shares is required to, among other measures:

  reduce the percentage of mandatory dividends;
  change our corporate purpose;
  consolidate with or merge us into another company;
  engage in a spin-off transaction;
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  approve our participation in a group of companies (as defined in the Brazilian Corporation Law);
  apply for cancellation of any voluntary liquidation;
  approve our dissolution; and
  approve the merger of all of our common shares into another Brazilian company.

Location of a Shareholders’ Meeting

Our shareholders’ meetings take place at our headquarters in the city of São Paulo, state of São Paulo, Brazil. The Brazilian Corporation Law allows our shareholders to hold meetings in another location in the event of a force majeure, provided that the meetings are held in the city of São Paulo and the relevant notice includes a clear indication of the place where the meeting will occur. All information relating to shareholders’ meetings will be available (1) at our headquarters, in the City of São Paulo, state of São Paulo, at Avenida Brigadeiro Faria Lima, 4,100, 16th floor, ZIP Code 04538-132 and (2) on the internet at our website (https://ri.cosan.com.br/en/), the website of the CVM (https://www.cvm.gov.br/cvm/en?set_language=en), and the website of B3 (www.b3.com.br). The information included on these websites does not form part of this exhibit and is not incorporated by reference herein.

Who May Call a Shareholders’ Meeting

The shareholders’ meetings may be called by our board of directors and by:

  any shareholder, if our board of directors fails to call a shareholders’ meeting within 60 days after the date it is required to do so under applicable law and our bylaws;
  shareholders holding at least five percent of our capital stock, if our board of directors fails to call a meeting within eight days after receipt of a justified request to call the meeting by those shareholders indicating the proposed agenda;
  shareholders holding at least five percent of our capital stock if our board of directors fails to call a meeting within eight days after receipt of a request to call the meeting for the creation of the fiscal council; or
  our fiscal council, if one is created, if the board of directors fails to call an annual shareholders’ meeting within one month after the date it is required to do so under applicable law and our bylaws, or if the fiscal council believes that there are important or urgent matters to be addressed.

Notice of a Shareholders’ Meeting

All notices of general meetings must be published at least three times in any newspaper widely circulated, which, in our case, is the Folha de São Paulo. The notice must include, in addition to the place, date and time, the agenda of the meeting and, in the case of a proposed amendment to our bylaws, a description of the subject matter of the proposed amendment.

Conditions of Admission to our Shareholders’ Meeting

In order to attend a shareholders’ meeting and exercise their voting rights shareholders must, within two days prior to the shareholders’ meeting, prove their status as shareholders and their ownership of by presenting his or her identity card/organizational documents and proof of power of attorney, if applicable, and proof of deposit issued by the financial institution responsible for the bookkeeping of the common shares of Cosan.

A shareholder may be represented at a shareholders’ meeting by a proxy, appointed less than one year before the meeting, who must be one of our shareholders, or one of our officers or directors, a lawyer or a financial institution represented by their manager.

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Delisting from the Novo Mercado

At any time, Cosan may decide to delist its common shares from the Novo Mercado. In order to delist its common shares from the Novo Mercado, Cosan (or its controlling shareholders) would be required to first launch a public tender offer through which Cosan or the controlling shareholders would acquire the free float shares, or the “Delisting TO.” The Delisting TO must comply with the applicable rules of the CVM Resolution No. 85, dated March 31, 2022, as amended or “CVM Resolution No. 85,” and (1) have a “fair price,” according to the Brazilian Corporation Law; and (2) be approved by the holders of more than 2/3 of the outstanding free float shares. However, the Delisting TO requirement can be waived so long as holders of 2/3 of the free float shares approve such waiver. Our delisting from the Novo Mercado will not necessarily result in the loss of its registration as a public company on the B3.

If Cosan delists from Novo Mercado due a corporate restructuring transaction, either (1) the surviving company must submit the application for listing on the Novo Mercado within 120 days after the date of the shareholders’ meeting that approved such corporate restructuring transaction or (2) if the resulting companies do not wish to be listed on the Novo Mercado, the majority of the holders of the outstanding free float shares must approve such corporate restructuring transaction.

In certain circumstances, Cosan (or its controlling shareholders) could be required under the Novo Mercado rules to launch a Delisting TO. Novo Mercado regulation stipulates that the compulsory delisting from Novo Mercado will be applied only in the event Cosan has violated Novo Mercado listing rules for a period of more than nine months.

Under CVM rules, if the offeror in a Delisting TO, or the “Delisting TO Offeror,” subsequent transfers shareholding control within the 12-month period following the occurrence of a Delisting TO, the Delisting TO Offeror must pay to the former shareholders that tendered their shares in the Delisting TO, or the “Delisting TO Former Shareholders,” on a pro rata basis, the difference, if any, between the tender offer price paid to the Delisting TO Former Shareholders and the price the Delisting TO Offeror received in such subsequent transfer.

Purchases of Our Common Shares for Treasury

Pursuant to CVM Resolution No. 77, dated March 29, 2022, or “CVM Resolution No. 77,” the purchase or sale by us of our own shares requires shareholders’ approval in the event that the transaction:

  takes place outside a stock exchange or over-the-counter market, or involves more than 5.0% of the outstanding shares of a certain type or class, and is performed within an 18-month period;
  takes place outside a stock exchange or over-the-counter market and at prices that are 10.0% higher with respect to purchases, and 10.0% lower, with respect to sales, than the price of our shares quoted on the relevant stock exchange;
  aims to change or prevent a change in our controlling shareholding or administrative structure; and
  takes place outside a stock exchange or over-the-counter market and the counterpart is a related party.

Subject to certain conditions described in CVM Resolution No. 77, our shareholders’ approval is not required for the purchase or sale by us of our own shares:

  where the counterparty is a member of our board of directors, our officer, employee or supplier in the context of exercise of stock options granted under a stock option plan (or other similar plans); or
  in the context of a secondary public offering of treasury shares (or securities convertible or exchangeable into treasury shares).

We may acquire our own shares to be held in treasury, sold or canceled, pursuant to a resolution of our board of directors or our shareholders, as applicable. We may not acquire our shares, hold them in treasury or cancel them in the event that such transaction:

  targets shares owned by our controlling shareholders;
  takes place on organized securities markets at prices higher than market price;
  is concurrent with a public offering for the acquisition of shares of Cosan, pursuant to the applicable securities regulations; or
  requires funds greater than those currently available to us.
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In order to authorize the purchase of our own shares, our board of directors or our shareholders (through a resolution approved at a shareholders meeting) must specify the purpose of the transaction, the maximum number of shares to be acquired, the total number of our outstanding shares and the maximum period of time to effect such purchase (not exceeding 18 months), among other information required by CVM Resolution No. 77.

Policy for the Trading of Our Securities by Us and Its Controlling Shareholder (If Any), Directors and Officers

CVM Resolution No. 44, dated August 23, 2021, or “CVM Resolution No. 44,” establishes that “insiders” must abstain from trading our securities, including derivatives backed by or linked to our securities, prior to our disclosure of material information to the market.

The following persons are considered insiders for purposes of CVM Resolution No. 44: we, any person who negotiated any of our securities and made use of any relevant nondisclosed information acquired, our controlling shareholder (if any), members of our board of directors, executive officers, members of our fiscal council and whoever by virtue of its title, duty or position in our company, our controlling shareholder, controlled companies or affiliates has knowledge of a material fact and is aware that such fact has not been disclosed to the market, including auditors, analysts, underwriters and advisors.

Such restriction on trading also applies:

  to any of our former officers, members of our board of directors or our fiscal council for a three-month period, if any such officer, director or member of the fiscal council left our company prior to the disclosure of material information he/she was aware of while in office;
  in the event that we intend to acquire another company, consolidate, spin off part or all of our assets, merge, transform, or reorganize;
  to us, in connection with or for the transfer of our control, or in the event that an option or mandate to such effect has been granted, and any other negotiation involving our securities;
  to our direct and indirect controlling shareholders, their officers and members of their board of directors, whenever we, any of our subsidiaries or affiliates are in the process of purchasing or selling common shares of Cosan or have granted stock options over shares of Cosan, or if a mandate for such purposes has been granted; or
  during the 15-day period preceding the disclosure of our quarterly information (informações trimestrais) or our standardized financial statements (demonstrações financeiras padronizadas), which is a standard form report containing relevant financial information derived from our financial statements that we are required to file with the CVM.
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DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of American Depositary Shares

The following description of Cosan S.A. (the “Company,” “Cosan,” “we,” “us” and “our”)’s American depositary shares (the “ADSs”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the deposit agreement among Cosan, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of ADSs issued thereunder, including the form of American depositary receipts. For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. The form of the deposit agreement (including the form of American depositary receipt), is incorporated by reference as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2024 (the “Annual Report on Form 20-F”). Capitalized terms used and not defined hereinafter shall have the meanings ascribed to them throughout our Annual Report on Form 20-F.

American Depositary Shares / American Depositary Receipts

JPMorgan Chase Bank, N.A. (the “ADS Depositary”), as depositary will issue the ADSs. Each ADS will represent an ownership interest in a designated number or percentage of shares which we will deposit with the Custodian (the “Custodian”), as agent of the depositary, under the deposit agreement among ourselves, the ADS Depositary, yourself as a holder of American depositary receipts representing ADSs (“ADRs”) and all other ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time. In the future, each ADSs will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The ADS Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the ADS Depositary, you are an ADR holder. This description assumes you are an ADR holder and hold your ADSs directly. If you have a beneficial ownership interest in ADSs but hold the ADSs through your broker or financial institution nominee, you are a beneficial owner of ADSs and must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are. If you are a beneficial owner, you will only be able to exercise any right or receive any benefit under the deposit agreement solely through the ADR holder which holds the ADR(s) evidencing the ADSs owned by you, and the arrangements between you and such ADR holder may affect your ability to exercise any rights you may have. For all purposes under the deposit agreement, an ADR holder is deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADR(s) registered in such ADR holder’s name. The ADS Depositary’s only notification obligations under the deposit agreement shall be to the ADR holders, and notice to an ADR holder shall be deemed, for all purposes of the deposit agreement, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Brazilian law governs shareholder rights. Because the ADS Depositary or its nominee will be the shareholder of record for the common shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the ADS Depositary and all registered holders and beneficial owners from time to time of ADSs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of our company, the ADS Depositary and its agents are also set out in the deposit agreement. Because the ADS Depositary or its nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement, the ADRs and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder or a beneficial owner of ADSs, you agree that any legal suit, action or proceeding against or involving us or the ADS Depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

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The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to, or incorporated by reference in, our Annual Report on Form 20-F or the most recent Form F-6 registration statement (or amendment thereto) filed with the SEC. You may also obtain a copy of the form of deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the common shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The ADS Depositary has agreed that, subject to any restrictions imposed by Brazilian law, regulation or applicable permit, to the extent practicable, it will pay to you the cash dividends or other distributions it or the Custodian receives on common shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The ADS Depositary may utilize a division, branch or affiliate of the ADS Depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the ADS Depositary a fee in connection with such sales, which fee is considered an expense of the ADS Depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the ADS Depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  Cash. The ADS Depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain ADR holders, and (iii) deduction of the ADS Depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the ADS Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the ADS Depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution. If we shall have advised the ADS Depositary pursuant to the provisions of the deposit agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the ADS Depositary shall become aware of any other governmental approval or license required therefor, the ADS Depositary may, in its discretion, apply for such approval or license, if any, as ours or its Brazilian counsel may reasonably instruct in writing or as the ADS Depositary may deem desirable including, without limitation, Central Bank registration.
  Common shares. In the case of a distribution in common shares, the ADS Depositary will issue additional ADRs to evidence the number of ADSs representing such common shares. Only whole ADSs will be issued. Any common shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
  Rights to receive additional common shares. In the case of a distribution of rights to subscribe for additional common shares or other rights, if we timely provide evidence satisfactory to the ADS Depositary that it may lawfully distribute such rights, the ADS Depositary will distribute warrants or other instruments in the discretion of the ADS Depositary representing such rights. However, if we do not timely furnish such evidence, the ADS Depositary may:

(i)    sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)   if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

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  Other Distributions. In the case of a distribution of securities or property other than those described above, the ADS Depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the ADS Depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.
  Elective Distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional common shares, we will notify the ADS Depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The ADS Depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the ADS Depositary shall have determined that such distribution is reasonably practicable and (iii) the ADS Depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the ADS Depositary in its reasonable discretion may request. If the above conditions are not satisfied, the ADS Depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the common shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional common shares. If the above conditions are satisfied, the ADS Depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders or beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of common shares.

If the ADS Depositary determines in its discretion that any distribution described above is not practicable with respect to any specific ADR holder, the ADS Depositary may (after consultation with us if practicable in the case where the ADS Depositary believes such distribution is not practicable with respect to all Holders) choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the ADS Depositary in accordance with its then current practices.

The ADS Depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the ADS Depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, common shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the ADS Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the ADS Depositary shall be solely responsible for. Any reference to a website address does not constitute incorporation by reference of the information contained at or available through such website, and you should not consider it to be a part of this exhibit.

Deposit, Withdrawal and Cancellation

How does the ADS Depositary issue ADSs?

The ADS Depositary will issue ADSs if you or your broker deposit common shares or evidence of rights to receive common shares with the Custodian and pay the fees and expenses owing to the ADS Depositary in connection with such issuance.

Common shares deposited in the future with the Custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of the ADS Depositary, as ADS Depositary for the benefit of ADR holders or in such other name as the ADS Depositary shall direct.

The Custodian will hold all deposited common shares for the account and to the order of the ADS Depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the common shares and only have such rights as are contained in the deposit agreement. The Custodian will also hold any additional securities, property and cash received on or in substitution for the deposited common shares. The deposited common shares and any such additional items are referred to as “deposited securities.”

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Deposited securities are not intended to, and shall not, constitute proprietary assets of the ADS Depositary, the Custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the ADS Depositary, the Custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The ADS Depositary, on its own behalf and on behalf of the Custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the ADS Depositary and any taxes or other fees or charges owing, the ADS Depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the ADS Depositary’s direct registration system, and an ADR holder will receive periodic statements from the ADS Depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the ADS Depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the ADS Depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the ADS Depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying common shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the Custodian’s office. At your risk, expense and request, the ADS Depositary may deliver deposited securities at such other place as you may request.

The ADS Depositary may only restrict the withdrawal of deposited securities in connection with:

  temporary delays caused by closing transfer books of the ADS Depositary or our transfer books or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
  the payment of fees, taxes, and similar charges; and
  compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The ADS Depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

  to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of voting rights at a meeting of holders of common shares, to pay any fees, charges or expenses assessed by, or owing to the ADS Depositary, or to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

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If you are an ADR holder and the ADS Depositary asks you to provide it with voting instructions, you may instruct the ADS Depositary how to exercise the voting rights for the common shares which underlie your ADSs. As soon as practicable after receiving notice from us of any meeting at which the holders of common shares are entitled to vote, or of our solicitation of consents or proxies from holders of common shares, the ADS Depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the ADS Depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the ADS Depositary shall, at our expense, distribute to the ADR holders a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the ADS Depositary will, subject to any applicable provisions of Brazilian law, be entitled to instruct the ADS Depositary to exercise the voting rights, if any, pertaining to the common shares underlying such ADR holder’s ADSs and (iii) the manner in which such instructions may be given or deemed given in accordance with the deposit agreement, including instructions to give a discretionary proxy to a person designated by us. Each ADR holder is solely responsible for the forwarding of such notices to the beneficial owners of ADSs registered in such ADR holder’s name. Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the ADS Depositary shall, in the manner and on or before the time established by the ADS Depositary for such purpose, endeavor to vote or cause to be voted the common shares represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing our common shares.

ADR holders and beneficial owners of ADSs are strongly encouraged to forward their voting instructions to the ADS Depositary as soon as possible. For instructions to be valid, the ADR department of the ADS Depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the ADS Depositary prior to such time. The ADS Depositary will not itself exercise any voting discretion, provided that to the extent that (A) the ADS Depositary has been provided with at least 30 days’ notice of the proposed meeting from us and (B) the ADS Depositary does not receive instructions on a particular agenda item from a holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such holder shall be deemed, and the ADS Depositary is instructed to deem such holder, to have instructed the ADS Depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the common shares represented by the ADSs for which actual instructions were not so given by all such holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) we inform the ADS Depositary in writing (upon agreement to promptly do so) that (a) it wishes such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of our common shares, and (2) the ADS Depositary has obtained an opinion of counsel, in form and substance satisfactory to the ADS Depositary, confirming that (i) the granting of such discretionary proxy does not subject the ADS Depositary to any reporting obligations in Brazil, (ii) the granting of such proxy will not result in a violation of Brazilian laws, rules, regulations or permits, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under Brazilian laws, rules and regulations, and (iv) the granting of such discretionary proxy will not under any circumstances result in the common shares represented by the ADSs being treated as assets of the ADS Depositary under Brazilian laws, rules or regulations. The ADS Depositary has agreed that if it has been provided with at least 30 days’ notice of the proposed meeting from us in accordance with (A) above, the ADS Depositary will send the voting notice to all holders and beneficial owners no less than 15 days prior to the date of the meeting.

Notwithstanding anything contained in the deposit agreement or any ADR, the ADS Depositary may, to the extent not prohibited by any law, rule or regulation, or the rules, regulations and/or requirements of the stock exchange or market on which the ADSs are listed or traded, in lieu of distribution of the materials provided to the ADS Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the ADR holders a notice that provides such ADR holders with, or otherwise publicizes to such ADR holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that ADR holders and beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will receive voting materials in time to instruct the ADS Depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Because under such circumstances, holders and beneficial owners may be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by us, neither the ADS Depositary, the Custodian nor any of their respective agents shall incur any liability to holders or beneficial owners with respect thereto.

Reports and Other Communications

Will ADR holders be able to view our reports?

The ADS Depositary will make available for inspection by ADR holders at the offices of the ADS Depositary and the Custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the Custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

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Additionally, if we make any written communications generally available to holders of our common shares, and we furnish copies thereof (or English translations or summaries) to the ADS Depositary, it will distribute the same to ADR holders.

Fees and Expenses

The Depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of common shares of Cosan, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are canceled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, canceled or surrendered, as the case may be. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall also be incurred by the holders of American Depositary Receipts evidencing ADSs of Cosan, or “ADRs,” and beneficial owners of ADSs, by any party depositing or withdrawing common shares of Cosan or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

  a fee of up to U.S.$0.05 per ADS held upon which any cash distribution made pursuant to the deposit agreement or in the case of an elective cash/stock dividend, upon which a cash distribution or an issuance of additional ADSs is made as a result of such elective dividend;
  an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
  a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the common shares of Cosan or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions), including, without limitation, any amounts charged by any governmental authorities or other institutions such as the B3 S.A. – Brasil, Bolsa, Balcão, the stock exchange on which the common shares of Cosan are registered for trading;
  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the U.S.$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were common shares of Cosan) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to those ADR holders entitled thereto;
  stock transfer or other taxes and other governmental charges;
  SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of common shares of Cosan, ADRs or deposited securities;
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and
  fees of any division, branch or affiliate of the Depositary utilized by the Depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various Depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within the Depositary and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars.

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The fees and charges you may be required to pay may vary over time and may be changed by us and by the Depositary. ADR holders will receive prior notice of the increase in any such fees and charges. The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

The Depositary may make available to us a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the Depositary may agree from time to time. The Depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing common shares of Cosan or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The Depositary will generally set off the amounts owing from distributions made to ADR holders. If, however, no distribution exists and payment owing is not timely received by the Depositary, the Depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the ADS Depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the ADS Depositary.

Payment of Taxes

ADR holders or beneficial owners must pay any tax or other governmental charge payable by the Custodian or the ADS Depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the ADS Depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the applicable ADR holder to the ADS Depositary and by holding or owning, or having held or owned, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners of such ADSs, and all prior registered holders of such ADRs and prior beneficial owners of such ADSs, jointly and severally, agree to indemnify, defend and save harmless each of the ADS Depositary and its agents in respect of such tax or governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior ADR holder and beneficial owner of ADSs, by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the ADS Depositary shall have the right to seek payment of any taxes or governmental charges owing with respect to the relevant ADRs from any one or more such current or prior ADR holder or beneficial owner of ADSs, as determined by the ADS Depositary in its sole discretion, without any obligation to seek payment of amounts owing from any other current or prior ADR holder or beneficial owner of ADSs. If an ADR holder owes any tax or other governmental charge, the ADS Depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities by public or private sale and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the ADS Depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the ADS Depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the ADS Depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the ADS Depositary, its Custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained. Such obligations shall survive any transfer of ADSs, any surrender of ADSs and withdrawal of the deposited securities and any termination of the deposit agreement.

To the extent not prohibited by law, rule or regulation, the ADS Depositary will forward to us such information from its transfer records maintained by it in its capacity as ADS Depositary under the deposit agreement as we may reasonably request to enable us to file any necessary reports with governmental authorities or agencies, that are required in order to enable ADR holders or beneficial owners of ADSs to benefit from reduced withholding tax rate under any applicable tax treaties. The ADS Depositary shall cooperate with our efforts to make and maintain arrangements enabling holders to receive any tax credits or other benefits (pursuant to treaty or otherwise) relating to dividend payments on the ADSs, and, to the extent not prohibited by law, rule or regulation, the ADS Depositary shall, to the extent reasonably practicable, provide us with such documents from its transfer records as the we may reasonably request to maintain such arrangements.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of common shares or other property not made to ADR holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the ADS Depositary may choose to, and shall if reasonably requested by us:

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  amend the form of ADR;
  distribute additional or amended ADRs;
  distribute cash, securities or other property it has received in connection with such actions;
  sell any securities or property received and distribute the proceeds as cash; or
  none of the above.

If the ADS Depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the ADS Depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners of ADSs. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and the beneficial owner of the corresponding ADSs are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the ADS Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or common shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners of ADSs. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the ADS Depositary may amend or supplement the deposit agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations, which amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the ADS Depositary’s or our website or upon request from the ADS Depositary).

How may the deposit agreement be terminated?

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The ADS Depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the ADS Depositary shall have (i) resigned as ADS Depositary under the deposit agreement, notice of such termination by the ADS Depositary shall not be provided to ADR holders unless a successor ADS Depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as ADS Depositary under the deposit agreement, notice of such termination by the ADS Depositary shall not be provided to ADR holders unless a successor ADS Depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the ADS Depositary. Notwithstanding anything to the contrary herein, the ADS Depositary may terminate the deposit agreement without notifying us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if the common shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of all or substantially all assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. After the date so fixed for termination, the ADS Depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the ADS Depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the ADR holders who have not theretofore surrendered their ADRs. After making such sale, the ADS Depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the ADS Depositary and its agents.

The Depositary, the Custodian and the Company shall comply with Brazil’s CMN Resolution No. 4,373, dated as of September 29, 2014, in the third article, paragraph three, of the Regulation Annex V, and agree to furnish to the Brazilian Central Bank and CVM, whenever required, information or documents related to the ADRs and this deposit agreement, the deposited securities and distributions thereon. The ADS Depositary and the Custodian are hereby authorized to release such information or documents and any other information as required by local regulation, law or regulatory body request. In the event that the ADS Depositary or the Custodian shall be advised in writing by reputable independent Brazilian counsel that the ADS Depositary or the Custodian reasonably could be subject to criminal, or material, as reasonably determined by the ADS Depositary, civil liabilities as a result of the Company having failed to provide such information or documents reasonably available only through the Company, the ADS Depositary shall have the right to terminate this Deposit Agreement, upon at least 30 days’ prior written notice to the holders and to us. The effect of any such termination of the deposit agreement shall be as provided therein.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the ADS Depositary; limits on liability to ADR holders and beneficial owners of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, the delivery of any distribution in respect thereof, or subject to certain conditions, the withdrawal of any deposited securities, and from time to time in the case of the production of proofs as described below, we, the ADS Depositary or its Custodian may require:

  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of common shares or other deposited securities upon any applicable register and (iii) any applicable charges described in the deposit agreement;
  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and
  compliance with such regulations as the ADS Depositary may establish consistent with the deposit agreement and any regulations which the ADS Depositary is informed of in writing by us which are required by the ADS Depositary, us or the Custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or CVM.
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The issuance of ADRs, the acceptance of deposits of common shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of deposited securities, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the ADS Depositary; provided that the ability to withdraw common shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the ADS Depositary or our transfer books or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the ADS Depositary, ourselves and each of our and the ADS Depositary’s respective agents, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable. In the deposit agreement it provides that neither we nor the ADS Depositary nor any such agent will incur liability to ADR holders or beneficial owners of ADSs if:

  any present or future law, rule, regulation, fiat, order or decree of the United States, the Federative Republic of Brazil or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, epidemic, pandemic, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the ADS Depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the ADS Depositary or our respective agents (including, without limitation, voting);
  it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;
  it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;
  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting common shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information, or in the case of the ADS Depositary only, our company; or

We, the ADS Depositary and its agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties.

The ADS Depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners of ADSs. Neither the ADS Depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The ADS Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any ADR holder or holders, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The ADS Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the ADS Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of the ADS Depositary. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the ADS Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any ADR holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the ADS Depositary or (ii) failed to use reasonable care in the provision of custodial services to the ADS Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located. The ADS Depositary and the Custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders. Although the ADS Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The ADS Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

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The ADS Depositary has no obligation to inform ADR holders or beneficial owners of ADSs about the requirements of any laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of us, the ADS Depositary or the Custodian shall be liable for the failure by any ADR holder or beneficial owner of ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The ADS Depositary is under no obligation to provide ADR holders or beneficial owners of ADSs, or any of them, with any information about the tax status of our company. Neither we nor the ADS Depositary shall incur any liability for any tax or tax consequences that may be incurred by ADR holders or beneficial owners of ADSs on account of their ownership or disposition of the ADRs or ADSs.

Neither the ADS Depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the ADS Depositary may be required to grant a discretionary proxy pursuant to the deposit agreement, or for the effect of any such vote. The ADS Depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The ADS Depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The ADS Depositary shall not be liable for any acts or omissions made by a successor ADS Depositary whether in connection with a previous act or omission of the ADS Depositary or in connection with any matter arising wholly after the removal or resignation of the ADS Depositary, provided that in connection with a previous act or omission of the ADS Depositary out of which such potential liability arises the ADS Depositary performed its obligations without negligence or willful misconduct while it acted as ADS Depositary. Neither the ADS Depositary, us nor any our respective agents shall be liable to ADR holders or beneficial owners of ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, ADR holders and beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The ADS Depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other common shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders and beneficial owners of ADSs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct ADR holders (and through any such ADR holder, the beneficial owners of ADSs evidenced by the ADRs registered in such ADR holder’s name) to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the ADR holder and/or beneficial owner of ADSs as a holder of common shares and, by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs will be agreeing to comply with such instructions.

Books of ADS Depositary

The ADS Depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the ADS Depositary’s direct registration system. ADR holders may inspect such records at the ADS Depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the ADS Depositary and the ADS Depositary may also close the issuance book portion of the ADR register when reasonably requested by us in order to enable us to comply with applicable law.

The ADS Depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each ADR holder and each beneficial owner of ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and
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  appoint the ADS Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the ADS Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Each ADR holder and beneficial owner of ADSs is further deemed to acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the ADS Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about our company, the ADR holders, the beneficial owners of ADSs and/or their respective affiliates, (iii) the ADS Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs and/or the affiliates of any of them, (iv) the ADS Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the ADR holders or beneficial owners of ADSs may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the ADS Depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the ADS Depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, (vi) the ADS Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the ADS Depositary, and (vii) notice to a holder shall be deemed, for all purposes of the Deposit Agreement and an ADR, to constitute notice to any and all beneficial owners of the ADSs evidenced by such holder’s ADRs. For all purposes under the Deposit Agreement and an ADR, the holder hereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by this ADR.

Governing Law and Consent to Jurisdiction

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the laws of the state of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the state of New York and appointed an agent for service of process on our behalf.

By holding or owning an ADR or an ADS or an interest therein, ADR holders and beneficial owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the ADS Depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. This provision applies to actions arising under the Securities Act or Exchange Act. The enforceability of similar choice of forum provisions has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable. To the extent that any claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Holders of ADSs will not be deemed to have waived our or the ADS Depositary’s compliance with the U.S. federal securities laws and the regulations promulgated thereunder. In fact, holders of ADSs cannot waive our or the ADS Depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Jury Trial Waiver

The deposit agreement provides that, to the fullest extent permitted by applicable law, each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner and/or holder of interests in ADSs) irrevocably waives, to the fullest extent permitted by applicable law, the right to a jury trial in any suit, action or proceeding against us or the ADS Depositary directly or indirectly arising out of or relating to our common shares or other deposited securities, the ADSs, the ADRs, the deposit agreement, or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or other theory), including any suit, action or proceeding under the U.S. federal securities laws. If we or the ADS Depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any ADR holder or beneficial owner of ADSs of our or the ADS Depositary’s compliance with the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

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